Settlement Agreement; Case No. 3:14-cv-03264-JD 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 LAW OFFICES COTCHETT, PITRE & MCCARTHY, LLP UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF CALIFORNIA SAN FRANCISCO DIVISION IN RE CAPACITORS ANTITRUST LITIGATION Case No. 3:14-cv-03264-JD SETTLEMENT AGREEMENT This Document Relates to: Indirect Purchaser Actions

Settlement Agreement; Case No. 3:14-cv-03264-JD 1 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 LAW OFFICES COTCHETT, PITRE & MCCARTHY, LLP This Settlement Agreement (“Settlement Agreement”) is made and entered into this 15th day of July, 2016, by and among Defendant NEC TOKIN Corp. and NEC TOKIN America, Inc. and Indirect Purchaser Plaintiffs, both individually and on behalf of Classes in the above captioned class action. This Settlement Agreement is intended by the Settling Parties to fully, finally and forever resolve, discharge and settle the Released Claims, upon and subject to the terms and conditions hereof. RECITALS WHEREAS, Indirect Purchaser Plaintiffs are prosecuting the above-captioned action (the “Class Action”) on their own behalf and on behalf of Classes against, among others, NEC TOKIN and other Defendants and alleged co-conspirators; WHEREAS, Indirect Purchaser Plaintiffs allege, among other things, that NEC TOKIN violated the antitrust and consumer protection laws by conspiring to fix, raise, maintain or stabilize the prices of Electrolytic Capacitors; and these acts caused the Classes to incur damages; WHEREAS, NEC TOKIN has denied and continues to deny each and all of Indirect Purchaser Plaintiffs’ claims and allegations of wrongdoing; has not conceded or admitted any liability, or that it violated or breached any law, regulation, or duty owed to the Indirect Purchaser Plaintiffs; has denied and continues to deny all charges of wrongdoing or liability against it arising out of any of the conduct, statements, acts or omissions alleged in the Actions; and further denies the allegations that the Indirect Purchaser Plaintiffs or any member of the Classes were harmed by any conduct by NEC TOKIN alleged in the Actions or otherwise; WHEREAS, Indirect Purchaser Plaintiffs and Defendants have engaged in extensive discovery regarding the facts pertaining to Indirect Purchaser Plaintiffs’ claims and Defendants’ defenses; WHEREAS, Indirect Purchaser Plaintiffs and NEC TOKIN agree that neither this Settlement Agreement nor any statement made in the negotiation thereof shall be deemed or construed to be an admission or evidence of any violation of any statute or law or of any liability or

Settlement Agreement; Case No. 3:14-cv-03264-JD 2 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 LAW OFFICES COTCHETT, PITRE & MCCARTHY, LLP wrongdoing by NEC TOKIN or of the truth of any of the claims or allegations alleged in the Actions; WHEREAS, Indirect Purchaser Plaintiffs’ Class Counsel have concluded, after due investigation and after carefully considering the relevant circumstances, including, without limitation, the claims asserted in the Indirect Purchaser Plaintiffs’ Fourth Consolidated Complaint filed in Docket No. 3:14-cv-03263-JD, the legal and factual defenses thereto and the applicable law, that it is in the best interests of the Indirect Purchaser Plaintiffs and the Classes to enter into this Settlement Agreement to avoid the uncertainties of litigation and to assure that the benefits reflected herein are obtained for the Indirect Purchaser Plaintiffs and the Classes, and, further, that Indirect Purchaser Plaintiffs’ Class Counsel consider the Settlement set forth herein to be fair, reasonable and adequate and in the best interests of the Indirect Purchaser Plaintiffs and the Classes; WHEREAS, NEC TOKIN has concluded, despite its belief that it is not liable for the claims asserted against it in the Actions and that it has good defenses thereto, that it will enter into this Settlement Agreement in order to avoid further expense, inconvenience, and the distraction of burdensome and protracted litigation, and thereby to put to rest this controversy with respect to the Indirect Purchaser Plaintiffs and the Classes and avoid the risks inherent in complex litigation; and WHEREAS, arm’s length settlement negotiations have taken place between counsel for Indirect Purchaser Plaintiffs and NEC TOKIN, including with the assistance of a nationally- recognized neutral third party mediator (Hon. Ret. Judge Layn Phillips), and this Settlement Agreement, which embodies all of the terms and conditions of the Settlement between the Settling Parties, both individually and on behalf of the Classes, has been reached as a result of the Settling Parties’ negotiations (subject to the approval of the Court) as provided herein and is intended to supersede any prior agreements between the Settling Parties. AGREEMENT NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED by and among the Settling Parties, by and through their undersigned attorneys of record, in consideration of the

Settlement Agreement; Case No. 3:14-cv-03264-JD 3 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 LAW OFFICES COTCHETT, PITRE & MCCARTHY, LLP covenants, agreements, and releases set forth herein and for other good and valuable consideration, that the Actions and the Released Claims as against NEC TOKIN shall be finally and fully settled, compromised and dismissed on the merits and with prejudice, without costs as to Indirect Purchaser Plaintiffs, the Classes, or NEC TOKIN, upon and subject to the approval of the Court, following notice to the Class, on the following terms and conditions: A. Definitions 1. As used in this Settlement Agreement the following terms shall have the meanings specified below: (a) “Action” or “Actions” means In re Capacitors Antitrust Litigation – All Indirect Purchaser Actions, Case No. 3:14-cv-03264-JD, and each of the cases brought on behalf of indirect purchasers that have been consolidated and/or included as part of Docket No. 3:14-cv-03264-JD. (b) “Affiliates” means entities controlling, controlled by or under common control with any Person. (c) “Authorized Claimant” means any Indirect Plaintiff Purchaser who, in accordance with the terms of this Settlement Agreement, is entitled to a distribution consistent with any Distribution Plan or order of the Court ordering distribution to the Classes. (d) “Capacitors” means electronic components that store electric charges between one or more pairs of conductors separated by an insulator. It includes electrolytic, aluminum, tantalum, and film capacitors. (e) “Claims Administrator” means the claims administrator(s) to be selected by Class Counsel. (f) “Class” or “Classes” is generally defined as all persons and entities in the United States who, during the period from April 1, 2002 to the Execution Date, purchased directly from a distributor one or more Capacitor(s) that a Defendant manufactured. Excluded from the Classes are Defendants, their parent companies, subsidiaries and Affiliates, any co-conspirators, Defendants’

Settlement Agreement; Case No. 3:14-cv-03264-JD 4 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 LAW OFFICES COTCHETT, PITRE & MCCARTHY, LLP attorneys in this case, federal government entities and instrumentalities, states and their subdivisions, all judges assigned to this case, and all jurors in this case. (g) “Class Counsel” means the law firm of Cotchett, Pitre & McCarthy, LLP. (h) “Class Member” means a Person who falls within the definition of the Classes and who does not timely and validly elect to be excluded from the Classes in accordance with the procedure to be established by the Court. (i) “Court” means the United States District Court for the Northern District of California. (j) “Defendants” means Hitachi Chemical Co., Ltd., Hitachi AIC Inc., Hitachi Chemical Co. America, Ltd., Nippon Chemi-Con Corp., United Chemi-Con, Inc., Rubycon Corp., Rubycon America Inc., Panasonic Corp., Panasonic Corp. of North America, SANYO Electric Co., Ltd., SANYO Electronic Device (U.S.A.) Corp., Elna Co., Ltd. and Elna America Inc., Matsuo Electric Co., Ltd., NEC TOKIN Corp., NEC TOKIN America Inc., Nichicon Corp., Nichicon America Corp., Fujitsu Media Devices, Ltd., Nissei Electric Co., Ltd., Nitsuko Electronics Corp., Okaya Electric Industries Co., Ltd., Shinyei Technology Co., Ltd., Shinyei Capacitor Co., Ltd., Soshin Electric Co., Ltd., Taitsu Corp., and Toshin Kogyo Co., Ltd. (k) “Distribution Plan” means any plan or formula of allocation of the Gross Settlement Fund, to be approved by the Court, whereby the Net Settlement Fund shall in the future be distributed to Authorized Claimants. (l) “Document” is synonymous in meaning and equal in scope to the usage of this term in Fed. R. Civ. P. 34(a), including, without limitation, electronic or computerized data compilations. A draft or non-identical copy is a separate document within the meaning of this term. (m) “Effective Date” means the first date by which all of the following events and conditions have been met or have occurred: (i) All parties have executed this Settlement Agreement; (ii) The Court has preliminarily approved this Settlement Agreement; (iii) Notice has been provided to the Classes in a manner approved by the Court;

Settlement Agreement; Case No. 3:14-cv-03264-JD 5 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 LAW OFFICES COTCHETT, PITRE & MCCARTHY, LLP (iii) The Court has entered a Final Judgment; and (iv) The Final Judgment has become final, with the occurrence of the following: (a) the entry by the Court of a final order approving this Settlement Agreement under Rule 23(e) of the Federal Rules of Civil Procedure together with entry of a final judgment dismissing the Class Action and all claims therein against NEC TOKIN with prejudice as to Indirect Purchaser Plaintiffs and all Class Members (the "Final Judgment"), and (b) the expiration of the time for appeal or to seek permission to appeal from the Court's approval of this Settlement Agreement and entry of the Final Judgment or, if an appeal from an approval and Final Judgment is taken, the affirmance of such Final Judgment in its entirety, without modification, by the court of last resort to which an appeal of such Final Judgment may be taken, provided, however, a modification or reversal on appeal of any amount of Class Counsel's fees and expenses awarded by the Court from the Gross Settlement Fund or any plan of allocation or distribution of the Gross Settlement Fund shall not be deemed a modification of all or part of the terms of this Settlement Agreement or the Final Judgment. Neither the provisions of Rule 60 of the Federal Rules of Civil Procedure nor the All Writs Act, 28 U.S.C. § 1651, shall be taken into account in determining the above-stated times. (n) “Electrolytic Capacitor” means a capacitor that uses an electrolyte (an ionic conducting liquid) as one of its plates to achieve a relatively larger capacitance per volume. It includes the following: circular polymer aluminum electrolytic capacitors, rectangular polymer aluminum capacitors, manganese tantalum capacitors, rectangular polymer tantalum capacitors, non-polymer aluminum electrolytic capacitors, and non-polymer electrolytic double-layer capacitors. (o) “Escrow Agent” means the agent jointly designated by Class Counsel and NEC TOKIN, and any successor agent. (p) “Execution Date” means July 15, 2016, the date by which all parties have executed this Settlement Agreement. (q) “Final” means, with respect to any order of court, including, without limitation, the Judgment, that such order represents a final and binding determination of all issues within its scope

Settlement Agreement; Case No. 3:14-cv-03264-JD 6 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 LAW OFFICES COTCHETT, PITRE & MCCARTHY, LLP and is not subject to further review on appeal or otherwise. Without limitation, an order becomes “Final” when: (a) no appeal has been filed and the prescribed time for commencing any appeal has expired; or (b) an appeal has been filed and either (i) the appeal has been dismissed and the prescribed time, if any, for commencing any further appeal has expired, or (ii) the order has been affirmed in its entirety and the prescribed time, if any, for commencing any further appeal has expired. For purposes of this Settlement Agreement, an “appeal” includes appeals as of right, discretionary appeals, interlocutory appeals, proceedings involving writs of certiorari or mandamus, and any other proceedings of like kind. Any appeal or other proceeding pertaining solely to any order adopting or approving a Distribution Plan, and/or to any order issued in respect of an application for attorneys’ fees and expenses consistent with this Settlement Agreement, shall not in any way delay or preclude the Judgment from becoming Final. (r) “Gross Settlement Fund” means the Settlement Amount plus any interest that may accrue. (s) “Indirect Purchaser Plaintiffs” means the Plaintiffs listed in the Indirect Purchasers’ Fourth Consolidated Complaint ¶¶ 29-39. (t) “Judgment” means the order of judgment and dismissal of the Actions with prejudice against NEC TOKIN. (u) “Net Settlement Fund” means the Gross Settlement Fund, less the payments set forth in ¶ 20. (v) “NEC TOKIN” means NEC TOKIN Corporation and NEC TOKIN America, Inc. (w) “Notice and Administrative Costs” means the reasonable sum of money not in excess of $350,000.00 to be paid out of the Gross Settlement Fund to pay for notice to the Classes and related administrative costs. (x) “Person(s)” means an individual, corporation, limited liability corporation, professional corporation, limited liability partnership, partnership, limited partnership, association, joint stock company, estate, legal representative, trust, unincorporated association, government or any political

Settlement Agreement; Case No. 3:14-cv-03264-JD 7 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 LAW OFFICES COTCHETT, PITRE & MCCARTHY, LLP subdivision or agency thereof, and any business or legal entity and any spouses, heirs, predecessors, successors, representatives or assignees of any of the foregoing. (y) “Proof of Claim and Release” means the form, to be approved by further order(s) of the Court, by which any member of the Classes may make claims against the Gross Settlement Fund. (z) “Released Claims” means any and all manner of claims, demands, rights, actions, suits, causes of action, whether class, individual or otherwise in nature, fees, costs, penalties, injuries, damages whenever incurred, liabilities of any nature whatsoever, known or unknown (including, but not limited to, Unknown Claims), foreseen or unforeseen, suspected or unsuspected, asserted or unasserted, contingent or non-contingent, in law or in equity, under the laws of any jurisdiction, which Releasors or any of them, whether directly, representatively, derivatively, or in any other capacity, ever had, now have or hereafter can, shall or may have, relating in any way to any conduct prior to the Execution Date and arising out of or related in any way in whole or in part to any facts, circumstances, acts, or omissions arising out of or related to (1) the purchase, pricing, selling, discounting, marketing, manufacturing and/or distributing of Capacitors in the United States and its territories or for delivery in the United States and its territories; (2) any agreement, combination or conspiracy to raise, fix, maintain or stabilize the prices of Capacitors or restrict, reduce, alter or allocate the supply, quantity or quality of Capacitors or concerning the development, manufacture, supply, distribution, transfer, marketing, sale or pricing of Capacitors, or any other restraint of competition alleged in the Action or that could have been or hereafter could be alleged against the Releasees relating to Capacitors, or (3) any other restraint of competition relating to Capacitors that could be asserted as a violation of the Sherman Act or any other antitrust, unjust enrichment, unfair competition, unfair practices, trade practices, price discrimination, unitary pricing, racketeering, civil conspiracy or consumer protection law, whether under federal, state, local or foreign law. (aa) “Releasees” refers jointly and severally, individually and collectively to NEC TOKIN Corporation and NEC TOKIN America, Inc., their Affiliates and joint ventures (other than the shareholders of NEC TOKIN Corporation and the parents of the shareholders of NEC TOKIN

Settlement Agreement; Case No. 3:14-cv-03264-JD 8 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 LAW OFFICES COTCHETT, PITRE & MCCARTHY, LLP Corporation), their respective past and present officers, directors, employees, managers, members, partners, agents, attorneys and legal representatives, assigns, servants, and representatives, and the predecessors, successors, heirs, executors, administrators, and assigns of each of the foregoing, but excluding Defendants other than NEC TOKIN Corporation and NEC TOKIN America, Inc. and any current or former NEC TOKIN officer, director, employee, agent, affiliate or joint venture that fails to cooperate with Indirect Purchaser Plaintiffs. (bb) “Releasors” refers jointly and severally, individually and collectively to the Indirect Purchaser Plaintiffs and each and every member of the Settlement Class on their own behalf and on behalf of their respective past, present, and/or future direct and indirect parents, members, subsidiaries and Affiliates, and their past, present and/or future officers, directors, employees, agents, attorneys and legal representatives, servants, and representatives, and the predecessors, successors, heirs, executors, administrators and assigns of each of the foregoing. (cc) “Settlement” means the settlement of the Released Claims set forth herein. (dd) “Settlement Amount” means Thirteen Million and Two Hundred Fifty Thousand U.S. Dollars ($13,250,000). (ee) “Settlement Class” means all persons and entities in the United States who from April 1, 2002 through the Execution Date purchased directly from a distributor one or more Electrolytic Capacitor(s) manufactured by a defendant (or the current or former subsidiary of any such defendant) alleged to have participated in a conspiracy described in the Indirect Purchaser Plaintiffs’ Fourth Consolidated Complaint (Dkt. 1111-4) with respect to Electrolytic Capacitors. (ff) “Settling Parties” means, collectively, the Indirect Purchaser Plaintiffs (on behalf of themselves and the Classes) and NEC TOKIN. (gg) “Unknown Claims” means any Released Claim that an Indirect Purchaser Plaintiff and/or Class Member does not know or suspect to exist in his, her or its favor at the time of the release of the Releasees that if known by him, her or it, might have affected his, her or its settlement with and release of the Releasees, or might have affected his, her or its decision not to object to this

Settlement Agreement; Case No. 3:14-cv-03264-JD 9 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 LAW OFFICES COTCHETT, PITRE & MCCARTHY, LLP Settlement. Such Unknown Claims include claims that are the subject of California Civil Code § 1542 and equivalent, similar or comparable laws or principles of law. California Civil Code § 1542 provides: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR. B. Preliminary Approval Order, Notice Order and Settlement Hearing 2. Reasonable Best Efforts to Effectuate this Settlement. The Settling Parties: (a) acknowledge that it is their intent to consummate this Settlement Agreement; and (b) agree to cooperate to the extent reasonably necessary to effectuate and implement the terms and conditions of this Settlement Agreement and to exercise their reasonable best efforts to accomplish the terms and conditions of this Settlement Agreement. 3. Motion for Preliminary Approval. At a time to be determined by Class Counsel, Class Counsel shall submit this Settlement Agreement to the Court and shall apply for entry of a Preliminary Approval Order, requesting, inter alia, preliminary approval of the Settlement. The motion shall include (a) the proposed Preliminary Approval Order, and (b) a definition of the proposed Settlement Classes, defined at §A (1) (ee) supra, pursuant to Federal Rule of Civil Procedure 23. 4. Proposed Notice. At a time to be determined in their sole discretion, Class Counsel shall submit to the Court for approval a proposed form of, method for and schedule for dissemination of notice to the Classes. To the extent practicable and to the extent consistent with this paragraph, Class Counsel may seek to coordinate this notice program with other settlements that may be reached in the Action in order to reduce the expense of notice. This motion shall recite and ask the Court to find that the proposed form of and method for dissemination of the notice to the Class constitutes valid, due and sufficient notice to the Class, constitutes the best notice

Settlement Agreement; Case No. 3:14-cv-03264-JD 10 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 LAW OFFICES COTCHETT, PITRE & MCCARTHY, LLP practicable under the circumstances, and complies fully with the requirements of Federal Rule of Civil Procedure 23. Except for as provided in §A (1) (w), Counsel for the Settlement Class shall be responsible for arranging and paying for class notice, claims administration, and distribution of settlement funds, and for obtaining any needed court approvals. 5. Claims Administrator. Indirect Purchaser Plaintiffs shall retain a Claims Administrator, which shall be responsible for the claims administration process including distribution of the Gross Settlement Fund to Class Members pursuant to a court-approved plan of distribution. The fees and expenses of the Claims Administrator shall be paid exclusively out of the Gross Settlement Fund. In no event shall NEC TOKIN be separately responsible for any fees or expenses of the Claims Administrator. 6. Motion for Final Approval and Entry of Final Judgment. Not less than thirty five (35) days prior to the date set by the Court to consider whether this Settlement should be finally approved, Class Counsel shall submit a motion for final approval of the Settlement by the Court. The Settling Parties shall jointly seek entry of the Final Approval Order and Judgment: (a) certifying the Classes, pursuant to Federal Rule of Civil Procedure 23, solely for purposes of this Settlement; (b) fully and finally approving the Settlement contemplated by this Settlement Agreement and its terms as being fair, reasonable and adequate within the meaning of Federal Rule of Civil Procedure 23 and directing its consummation pursuant to its terms and conditions; (c) finding that the notice given to the Class Members constituted the best notice practicable under the circumstances and complies in all respects with the requirements of Federal Rule of Civil Procedure 23 and due process; (d) directing that the Actions be dismissed with prejudice as to NEC TOKIN and, except as provided for herein, without costs; (e) discharging and releasing the Releasees from all Released Claims;

Settlement Agreement; Case No. 3:14-cv-03264-JD 11 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 LAW OFFICES COTCHETT, PITRE & MCCARTHY, LLP (f) permanently barring and enjoining the institution and prosecution, by Indirect Purchaser Plaintiffs and Class Members, of any other action against the Releasees in any court asserting any claims related in any way to the Released Claims; (g) reserving continuing and exclusive jurisdiction over the Settlement, including all future proceedings concerning the administration, consummation and enforcement of this Settlement Agreement; (h) expressly determining pursuant to Federal Rule of Civil Procedure 54(b) that there is no just reason for delay and directing entry of a Final Judgment as to NEC TOKIN; and (i) containing such other and further provisions consistent with the terms of this Settlement Agreement to which the parties expressly consent in writing. 7. Stay Order. Upon the date that the Court enters an order preliminarily approving the Settlement, Indirect Purchaser Plaintiffs and members of the Classes shall be barred and enjoined from commencing, instituting or continuing to prosecute any action or any proceeding in any court of law or equity, arbitration tribunal, administrative forum or other forum of any kind worldwide based on the Released Claims. Nothing in this provision shall prohibit the Indirect Purchaser Plaintiffs or Class Counsel from continuing to participate in discovery in the Actions that is initiated by other plaintiffs or that is subject to and consistent with the cooperation provisions set forth in ¶¶30-36, infra. C. Releases 8. Released Claims. Upon the Effective Date, the Releasors (regardless of whether any such Releasor ever seeks or obtains any recovery by any means, including, without limitation, by submitting a Proof of Claim and Release, any distribution from the Gross Settlement Fund) shall be deemed to have, and by operation of the Judgment shall have fully, finally and forever released, relinquished and discharged all Released Claims against all Releasees. 9. No Future Actions Following Release. The Releasors shall not, after the Effective Date, seek (directly or indirectly) to commence, institute, maintain or prosecute any suit, action or

Settlement Agreement; Case No. 3:14-cv-03264-JD 12 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 LAW OFFICES COTCHETT, PITRE & MCCARTHY, LLP complaint or collect from or proceed against NEC TOKIN or any other Releasee (including pursuant to the Actions) based on the Released Claims in any forum worldwide, whether on his, her or its own behalf or as part of any putative, purported or certified class of purchasers or consumers. 10. Covenant Not to Sue. Releasors hereby covenant not to sue the Releasees with respect to any such Released Claims. Releasors shall be permanently barred and enjoined from instituting, commencing or prosecuting against the Releasees any claims based in whole or in part on the Released Claims. The Settling Parties contemplate and agree that this Settlement Agreement may be pleaded as a bar to a lawsuit, and an injunction may be obtained, preventing any action from being initiated or maintained in any case sought to be prosecuted on behalf of Indirect Purchaser Plaintiffs with respect to the Released Claims. 11. Waiver of California Civil Code § 1542 and Similar Laws. The Releasors acknowledge that, by executing this Settlement Agreement, and for the consideration received hereunder, it is their intention to release, and they are releasing, all Released Claims, even Unknown Claims. In furtherance of this intention, the Releasors expressly waive and relinquish, to the fullest extent permitted by law, any rights or benefits conferred by the provisions of California Civil Code § 1542 or equivalent, similar or comparable laws or principles of law. The Releasors acknowledge that they have been advised by Class Counsel of the contents and effects of California Civil Code § 1542, and hereby expressly waive and release with respect to the Released Claims any and all provisions, rights and benefits conferred by California Civil Code § 1542 or by any equivalent, similar or comparable law or principle of law in any jurisdiction. The Releasors may hereafter discover facts other than or different from those which they know or believe to be true with respect to the subject matter of the Released Claims, but the Releasors hereby expressly waive and fully, finally and forever settle and release any known or unknown, suspected or unsuspected, foreseen or unforeseen, asserted or unasserted, contingent or non-contingent, and accrued or unaccrued claim, loss or damage with respect to the Released Claims, whether or not concealed or hidden, without regard to the subsequent discovery or existence of such additional or different facts. The release of

Settlement Agreement; Case No. 3:14-cv-03264-JD 13 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 LAW OFFICES COTCHETT, PITRE & MCCARTHY, LLP unknown, unanticipated, unsuspected, unforeseen, and unaccrued losses or claims in this paragraph is not a mere recital. 12. Claims Excluded from Release. Notwithstanding the foregoing, the releases provided herein shall not release claims against NEC TOKIN for product liability, breach of contract, breach of warranty or personal injury, or any other claim unrelated to the allegations in the Actions of restraint of competition or unfair competition with respect to Capacitors. Additionally, the releases provided herein shall not release any claims to enforce the terms of this Settlement Agreement. D. Settlement Fund 13. Settlement Payment. NEC TOKIN shall pay by wire transfer the Settlement Amount to the Escrow Agent pursuant to mutually agreeable escrow instructions in four installments. The first installment shall be paid on or before July 29, 2016, in the amount of $5 million. The second installment shall be paid on or before May 15, 2017, in the amount of $2.75 million. The third installment shall be paid on or before May 15, 2018, in the amount of $2.75 million. The fourth installment shall be paid on or before May 15, 2019, in the amount of $2.75 million. This amount constitutes the total amount of payment that NEC TOKIN is required to make in connection with this Settlement Agreement. This amount shall not be subject to reduction, and upon the occurrence of the Effective Date, no funds shall revert to NEC TOKIN except as provided herein. The Escrow Agent shall only act in accordance with the mutually agreed escrow instructions. 14. Disbursements Prior to Effective Date. No amount may be disbursed from the Gross Settlement Fund unless and until the Effective Date, except that: (a) Notice and Administrative Costs, which may not exceed $350,000, may be paid from the Gross Settlement Fund as they become due; (b) Taxes and Tax Expenses (as defined in ¶18 below) may be paid from the Gross Settlement Fund as they become due, and (c) attorneys’ fees and reimbursement of litigation costs may be paid as ordered by the Court, which may be disbursed during the pendency of any appeals that may be taken from the judgment to be entered by the Court finally approving this Settlement.

Settlement Agreement; Case No. 3:14-cv-03264-JD 14 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 LAW OFFICES COTCHETT, PITRE & MCCARTHY, LLP 15. Refund by Escrow Agent. If the Settlement as described herein is not finally approved by any court, or it is terminated as provided herein, or the Judgment is overturned on appeal or by writ, the Gross Settlement Fund, including the Settlement Amount and all interest earned on the Settlement Amount while held in escrow, excluding only Notice and Administrative Costs and Taxes and/or Tax Expenses (as defined in ¶18 below), shall be refunded, reimbursed and repaid by the Escrow Agent to NEC TOKIN within five (5) business days after receiving notice pursuant to ¶42 below. 16. Refund by Class Counsel. If the Settlement as described herein is not finally approved by any court, or it is terminated as provided herein, or the Judgment is overturned on appeal or by writ, any attorneys’ fees and costs previously paid pursuant to this Settlement Agreement (as well as interest on such amounts) shall be refunded, reimbursed and repaid by Class Counsel to NEC TOKIN within thirty (30) business days after receiving notice pursuant to ¶42 below. 17. No Additional Payments by NEC TOKIN. Under no circumstances will NEC TOKIN be required to pay more or less than the Settlement Amount pursuant to this Settlement Agreement and the Settlement set forth herein. For purposes of clarification, the payment of any Fee and Expense Award (as defined in ¶27 below), the Notice and Administrative Costs, and any other costs associated with the implementation of this Settlement Agreement shall be exclusively paid from the Settlement Amount. 18. Taxes. The Settling Parties and the Escrow Agent agree to treat the Gross Settlement Fund as being at all times a “qualified settlement fund” within the meaning of Treas. Reg. §1.468B- 1. The Escrow Agent shall timely make such elections as necessary or advisable to carry out the provisions of this paragraph, including the “relation-back election” (as defined in Treas. Reg. §1.468B-1) back to the earliest permitted date. Such elections shall be made in compliance with the procedures and requirements contained in such regulations. It shall be the responsibility of the Escrow Agent to prepare and deliver timely and properly the necessary documentation for signature by all necessary parties, and thereafter to cause the appropriate filing to occur.

Settlement Agreement; Case No. 3:14-cv-03264-JD 15 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 LAW OFFICES COTCHETT, PITRE & MCCARTHY, LLP (a) For the purpose of §468B of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, the “administrator” shall be the Escrow Agent. The Escrow Agent shall satisfy the administrative requirements imposed by Treas. Reg. §1.468B-2 by, e.g., (i) obtaining a taxpayer identification number, (ii) satisfying any information reporting or withholding requirements imposed on distributions from the Gross Settlement Fund, and (iii) timely and properly filing applicable federal, state and local tax returns necessary or advisable with respect to the Gross Settlement Fund (including, without limitation, the returns described in Treas. Reg. §1.468B-2(k)) and paying any taxes reported thereon. Such returns (as well as the election described in this paragraph) shall be consistent with the provisions of this paragraph and in all events shall reflect that all Taxes as defined in ¶18(b) below on the income earned by the Gross Settlement Fund shall be paid out of the Gross Settlement Fund as provided in ¶18(b) hereof; (b) The following shall be paid out of the Gross Settlement Fund: (i) all taxes (including any estimated taxes, interest or penalties) arising with respect to the income earned by the Gross Settlement Fund, including, without limitation, any taxes or tax detriments that may be imposed upon NEC TOKIN or its counsel with respect to any income earned by the Gross Settlement Fund for any period during which the Gross Settlement Fund does not qualify as a “qualified settlement fund” for federal or state income tax purposes (collectively, “Taxes”); and (ii) all expenses and costs incurred in connection with the operation and implementation of this paragraph, including, without limitation, expenses of tax attorneys and/or accountants and mailing and distribution costs and expenses relating to filing (or failing to file) the returns described in this paragraph (collectively, “Tax Expenses”). In all events neither NEC TOKIN nor its counsel shall have any liability or responsibility for the Taxes or the Tax Expenses. With funds from the Gross Settlement Fund, the Escrow Agent shall indemnify and hold harmless NEC TOKIN and its counsel for Taxes and Tax Expenses (including, without limitation, Taxes payable by reason of any such indemnification). Further, Taxes and Tax Expenses shall be treated as, and considered to be, a cost of administration of the Gross Settlement Fund and shall timely be paid by the Escrow Agent out of

Settlement Agreement; Case No. 3:14-cv-03264-JD 16 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 LAW OFFICES COTCHETT, PITRE & MCCARTHY, LLP the Gross Settlement Fund without prior order from the Court and the Escrow Agent shall be obligated (notwithstanding anything herein to the contrary) to withhold from distribution to Authorized Claimants any funds necessary to pay such amounts, including the establishment of adequate reserves for any Taxes and Tax Expenses (as well as any amounts that may be required to be withheld under Treas. Reg. §1.468B-2(1)(2)); neither NEC TOKIN nor its counsel is responsible therefor, nor shall they have any liability therefor. The Settling Parties agree to cooperate with the Escrow Agent, each other, their tax attorneys and their accountants to the extent reasonably necessary to carry out the provisions of this paragraph. E. Administration and Distribution of Gross Settlement Fund 19. Time to Appeal. The time to appeal from an approval of the Settlement shall commence upon the Court’s entry of the Judgment regardless of whether or not either the Distribution Plan or an application for attorneys’ fees and expenses has been submitted to the Court or resolved. 20. Distribution of Gross Settlement Fund. Upon further orders of the Court, the Claims Administrator, subject to such supervision and direction of the Court and/or Class Counsel as may be necessary or as circumstances may require, shall administer the claims submitted by members of the Classes and shall oversee distribution of the Gross Settlement Fund to Authorized Claimants pursuant to the Distribution Plan. Subject to the terms of this Settlement Agreement and any order(s) of the Court, except for the $350,000 of the Gross Settlement Fund which may be used towards notice to the class and the costs of administration on a non-refundable basis, Class Counsel shall be responsible for the following: (a) To pay all costs and expenses reasonably and actually incurred in connection with providing notice to the Classes, administering and distributing the Gross Settlement Fund to Authorized Claimants, and paying escrow fees and costs, if any; (b) To pay all costs and expenses, if any, reasonably and actually incurred in soliciting claims and assisting with the filing and processing of such claims; (c) To pay the Taxes and Tax Expenses as defined herein;

Settlement Agreement; Case No. 3:14-cv-03264-JD 17 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 LAW OFFICES COTCHETT, PITRE & MCCARTHY, LLP (d) To pay any Attorney Fee and Expense Award that is allowed by the Court, subject to and in accordance with this Settlement Agreement; and (e) To distribute the balance of the Net Settlement Fund to Authorized Claimants as allowed by this Settlement Agreement, any Distribution Plan or order of the Court. 21. Distribution of Net Settlement Fund. The Net Settlement Fund shall be distributed in accordance with the Distribution Plan that is approved by the Court. 22. All Persons who fall within the definition of the Classes who do not timely and validly request to be excluded from the Classes shall be subject to and bound by the provisions of this Settlement Agreement, the releases contained herein, and the Judgment with respect to all Released Claims, regardless of whether such Persons seek or obtain by any means, including, without limitation, by submitting a Proof of Claim and Release or any similar document, any distribution from the Gross Settlement Fund or the Net Settlement Fund. 23. No Liability for Distribution of Settlement Funds. Neither the Releasees nor their counsel shall have any responsibility for, interest in or liability whatsoever with respect to the distribution of the Gross Settlement Fund; the Distribution Plan; the determination, administration, or calculation of claims; the Gross Settlement Fund’s qualification as a “qualified settlement fund”; the payment or withholding of Taxes or Tax Expenses; the distribution of the Net Settlement Fund; or any losses incurred in connection with any such matters. The Releasors hereby fully, finally and forever release, relinquish and discharge the Releasees and their counsel from any and all such liability. No Person shall have any claim against Class Counsel or the Claims Administrator based on the distributions made substantially in accordance with this Settlement Agreement and the Settlement contained herein, the Distribution Plan or further orders of the Court. 24. Balance Remaining in Net Settlement Fund. If after the Distribution Plan is executed there is any balance remaining in the Net Settlement Fund (whether by reason of tax refunds, uncashed checks or otherwise), Class Counsel may reallocate such a balance among Authorized Claimants in an equitable and economic fashion, distribute the remaining funds through cy pres, or

Settlement Agreement; Case No. 3:14-cv-03264-JD 18 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 LAW OFFICES COTCHETT, PITRE & MCCARTHY, LLP allow the money to escheat to federal or state governments, subject to Court approval. In no event shall the Net Settlement Fund revert to NEC TOKIN. 25. Distribution Plan Not Part of Settlement. It is understood and agreed by the Settling Parties that any Distribution Plan, including any adjustments to any Authorized Claimant’s claim, is not a part of this Settlement Agreement and is to be considered by the Court separately from the Court’s consideration of the fairness, reasonableness and adequacy of the Settlement set forth in this Settlement Agreement, and any order or proceedings relating to the Distribution Plan shall not operate to terminate or cancel this Settlement Agreement or affect the finality of the Judgment, the Final Approval Order, or any other orders entered pursuant to this Settlement Agreement. The time to appeal from an approval of the Settlement shall commence upon the Court’s entry of the Judgment regardless of whether either the Distribution Plan or an application for attorneys’ fees and expenses has been submitted to the Court or approved. F. Attorneys’ Fees and Reimbursement of Expenses 26. Fee and Expense Application. Class Counsel may submit an application or applications (the “Fee and Expense Application”) for distributions from the Gross Settlement Fund, for: (a) an award of attorneys’ fees; plus (b) reimbursement of expenses incurred in connection with prosecuting the Actions; plus (c) any interest on such attorneys’ fees and expenses (until paid) at the same rate and for the same periods as earned by the Gross Settlement Fund, as appropriate, and as may be awarded by the Court. 27. Payment of Fee and Expense Award. Any amounts that are awarded by the Court pursuant to the above paragraph (the “Fee and Expense Award”) shall be paid from the Gross Settlement Fund consistent with the provisions of this Settlement Agreement. 28. Award of Fees and Expenses Not Part of Settlement. The procedure for, and the allowance or disallowance by the Court of, the Fee and Expense Application are not part of the Settlement set forth in this Settlement Agreement, and are to be considered by the Court separately from the Court’s consideration of the fairness, reasonableness and adequacy of the Settlement set

Settlement Agreement; Case No. 3:14-cv-03264-JD 19 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 LAW OFFICES COTCHETT, PITRE & MCCARTHY, LLP forth in this Settlement Agreement. Any order or proceeding relating to the Fee and Expense Application, or any appeal from any Fee and Expense Award or any other order relating thereto or reversal or modification thereof, shall not operate to terminate or cancel this Settlement Agreement, or affect or delay the finality of the Judgment and the Settlement of the Actions as set forth herein. No order of the Court or modification or reversal on appeal of any order of the Court concerning any Fee and Expense Award or Distribution Plan shall constitute grounds for cancellation or termination of this Settlement Agreement. 29. No Liability for Fees and Expenses of Class Counsel. NEC TOKIN shall have no responsibility for, and no liability whatsoever with respect to, any payment(s) to Class Counsel pursuant to this Settlement Agreement and/or to any other Person who may assert some claim thereto or any Fee and Expense Award that the Court may make in the Actions, other than to make the Settlement Payment as set forth in ¶13 of this Settlement Agreement. G. Cooperation 30. Cooperation as Consideration. In return for the Release provided herein, NEC TOKIN agrees to pay the Settlement Amount and agrees to provide cooperation to Indirect Purchaser Plaintiffs as set forth specifically below. 31. Attorney Proffer. Within thirty (30) business days after Preliminary Approval by the Court of this Settlement Agreement or such time as mutually agreed by the Settling Parties, counsel for NEC TOKIN shall provide Class Counsel with an oral proffer of facts known to them about meetings or communications between competitors in the Capacitors industry. Should the attorney proffer required by this paragraph not occur within the 30 business days after Preliminary Approval, Indirect Purchaser Plaintiffs do not waive their right to an attorney proffer. 32. Cooperation Subject to and Consistent with Prior Obligations. NEC TOKIN and the Indirect Purchaser Plaintiffs shall not be obligated to provide cooperation, including but not limited to the further cooperation described in ¶33 below, that would violate an applicable court order or NEC TOKIN's commitments to the United States Department of Justice (“DOJ”) or any other

Settlement Agreement; Case No. 3:14-cv-03264-JD 20 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 LAW OFFICES COTCHETT, PITRE & MCCARTHY, LLP governmental entity. With the exception of DOJ’s objection discussed in ¶33, below, NEC TOKIN represents that it is not presently aware of any court order prohibiting, or any objection from an enforcement authority to NEC TOKIN providing the cooperation contemplated by this section. Additionally, Indirect Purchaser Plaintiffs and NEC TOKIN will take reasonable efforts to accommodate the other’s efforts to minimize duplication in the providing of any cooperation. 33. Further Cooperation. (a) NEC TOKIN shall extend to Indirect Purchaser Plaintiffs a Most Favored Nations Provision, with respect to cooperation. To the extent that NEC TOKIN enters into settlement agreements regarding civil claims with other parties, Indirect Purchaser Plaintiffs shall obtain at least as much cooperation as those other parties. (b) NEC TOKIN shall, to the extent it has not done so already, produce ordinary course of business documents that it has provided to the U.S. and foreign law enforcement authorities, concerning Capacitors, to the extent they exist, within fifteen (15) business days after Preliminary Approval by the Court of this Settlement Agreement. NEC TOKIN represents that DOJ continues to object to a production of English translations to the Indirect Purchaser Plaintiffs as part of this Settlement Agreement and its cooperation obligations thereto. Accordingly, NEC TOKIN shall not be required to produce such English translations unless the DOJ formally or informally withdraws its objection thereto, or the Indirect Purchaser Plaintiffs obtain an order of the Court permitting production of such documents. The Indirect Purchaser Plaintiffs expressly reserve their right to move the Court for an order permitting production of such documents. (c) NEC TOKIN shall make up to six current employees available for interviews by Plaintiffs, deposition, and testimony at hearings or trial. To the extent feasible, the employees shall be made available, at NEC TOKIN’s expense, at a location in the United States. (d) NEC TOKIN shall encourage up to six former employees to make themselves available for interviews by Plaintiffs, deposition, and testimony at hearings or trials. To the extent that the

Settlement Agreement; Case No. 3:14-cv-03264-JD 21 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 LAW OFFICES COTCHETT, PITRE & MCCARTHY, LLP former employees agree to be available at a location in the United States, NEC TOKIN shall cover the costs of their travel expenses. (e) NEC TOKIN shall continue to assist Indirect Purchaser Plaintiffs in understanding and using the transactional data NEC TOKIN has produced. (f) NEC TOKIN shall provide cooperation that it represented it could provide in settlement discussions with the Indirect Purchaser Plaintiffs, as memorialized by the parties’ writings. Such information shall not be filed with the Court, absent an Order of the Court requiring disclosure of such information. If the Court orders disclosure of such information, the information shall be filed under seal with the Court, unless the Court orders otherwise. (g) NEC TOKIN will engage in reasonable efforts to provide evidence in admissible form to help establish these facts of the conspiracy, including declarations authenticating evidence, and laying the business records foundation under the Federal Rules of Evidence. (h) NEC TOKIN agrees to provide assistance reasonably necessary to establish the foundation for and admissibility of documents it has produced in the Actions or pursuant to this Settlement Agreement, including, as reasonably necessary, producing at trial in person, by deposition or by declaration or affidavit (Federal Rules of Evidence 902(11) and (12)), whichever is legally required, one current employee to testify as to the genuineness, status as business records, and/or authenticity any documents produced by NEC TOKIN in these Actions, including NEC TOKIN’s transactional data, as necessary for use in briefing on class certification, dispositive motion practice or trial. 34. Minimizing burden. Indirect Purchaser Plaintiffs and Class Counsel shall coordinate with Direct Purchaser Plaintiffs and any other parties with whom NEC TOKIN has agreed to provide cooperation so as to minimize NEC TOKIN’s burden and costs in providing cooperation. 35. Other Discovery. Upon the Execution Date, neither NEC TOKIN nor the Indirect Purchaser Plaintiffs shall file motions against the other or initiate or participate in any discovery, motion or proceeding directly adverse to the other in connection with the Actions, except as

Settlement Agreement; Case No. 3:14-cv-03264-JD 22 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 LAW OFFICES COTCHETT, PITRE & MCCARTHY, LLP specifically provided for herein. NEC TOKIN and the Indirect Purchaser Plaintiffs shall not be obligated to respond or supplement prior responses to formal discovery that has been previously propounded by the other in the Actions. 36. Resolution of Disputes. To the extent the Settling Parties disagree about the interpretation or enforcement of any terms of this Settlement Agreement relating to future cooperation by NEC TOKIN, or about the triggering of the threshold specified in the Confidential Termination Agreement described in ¶39(b), they agree to submit such disputes for binding resolution by former United States District Judge Layn Phillips or another mutually agreed neutral. H. Conditions of Settlement, Effect of Disapproval, Cancellation or Termination 37. Occurrence of Effective Date. Upon the occurrence of all of the events required in order to trigger the Effective Date as defined in ¶1(m), supra, any and all remaining interest or right of NEC TOKIN in or to the Gross Settlement Fund, if any, shall be absolutely and forever extinguished, and the Gross Settlement Fund (less any Notice and Administrative Costs, Taxes or Tax Expenses or any Fee and Expense Award paid) shall be transferred from the Escrow Agent to the Claims Administrator as successor Escrow Agent within ten (10) days after the Effective Date. 38. Failure of Effective Date to Occur. If, for whatever reason, the Effective Date does not occur or is not met, then this Settlement Agreement shall be cancelled and terminated, subject to and in accordance with ¶42, below, unless the Settling Parties mutually agree in writing to proceed with this Settlement Agreement. 39. Exclusions. a. Any Class Member that wishes to seek exclusion from the Settlement Class by “opting out” must timely submit a written request for exclusion to the Claims Administrator. Class Counsel shall cause copies of requests for exclusion to be provided to NEC TOKIN’s counsel. No later than fourteen (14) days after the final date for mailing requests for exclusion, as determined by the Court as part of the Motion for Preliminary Approval, Class Counsel shall provide NEC TOKIN’s counsel with a complete and final list of opt-outs. With the Motion for Final Approval of the Settlement,

Settlement Agreement; Case No. 3:14-cv-03264-JD 23 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 LAW OFFICES COTCHETT, PITRE & MCCARTHY, LLP Class Counsel will file with the Court a complete list of requests for exclusion from the Class, including only the name, city and state of the person or entity requesting exclusion. b. NEC TOKIN shall have the option to rescind and terminate this Settlement Agreement in its entirety and without liability of any kind if based on available data, the aggregate purchases of Electrolytic Capacitors purchased from distributors by Class Members that opt out pursuant to Paragraph 39(a) of this Settlement Agreement exceeds a threshold agreed to by Indirect Purchaser Plaintiffs and NEC TOKIN in the Confidential Termination Agreement that has been executed separately by Indirect Purchaser Plaintiffs and NEC TOKIN. NEC TOKIN shall exercise this option to rescind and terminate this Settlement Agreement by providing ten (10) business days written notice to Class Counsel. Upon such rescission and termination, Indirect Purchaser Plaintiffs and NEC TOKIN will notify the Court immediately and withdraw all pending motions filed to effectuate this Settlement. Indirect Purchaser Plaintiffs and NEC TOKIN will also, as may be required by the Court, submit the Confidential Termination Agreement to the Court for in camera review. In the event that NEC TOKIN exercises its option to rescind and terminate this Settlement Agreement: (i) this Settlement Agreement shall be null and void as to NEC TOKIN, and shall have no force or effect and shall be without prejudice to the rights and contentions of Releasees and Releasors in this or any other litigation; and (ii) the Gross Settlement fund shall be refunded promptly to NEC TOKIN, minus such payment (as set forth in this Settlement Agreement) of Notice and Administrative Costs and Taxes and Tax Expenses, consistent with the provisions of ¶¶14 and 18, respectively. 40. Objections. Settlement Class members who wish to object to any aspect of the Settlement must file with the Court a written statement containing their objection by end of the period to object to the Settlement. Any award or payment of attorneys’ fees made to counsel to an objector to the Settlement shall only be made by Court order and upon a showing of the benefit conferred to the class. In determining any such award of attorneys’ fees to an objectors’ counsel, the Court will consider the incremental value to the Class caused by any such objection. Any award of

Settlement Agreement; Case No. 3:14-cv-03264-JD 24 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 LAW OFFICES COTCHETT, PITRE & MCCARTHY, LLP attorneys’ fees by the Court will be conditioned on the objector and his or her attorney stating under penalty of perjury that no payments shall be made to the objector or the objector’s counsel based on the objector’s participation in the matter - other than as ordered by the Court. 41. Failure to Enter Proposed Preliminary Approval Order, Final Approval Order or Judgment. If the Court does not enter the Preliminary Approval Order, the Final Approval Order or the Judgment, or if the Court enters the Final Approval Order and the Judgment and appellate review is sought and, on such review, the Final Approval Order or the Judgment is finally vacated, modified or reversed in a material way, then this Settlement Agreement and the Settlement incorporated therein shall be cancelled and terminated; provided, however, the Settling Parties agree to act in good faith to secure Final Approval of this Settlement and to attempt to address in good faith concerns regarding the Settlement identified by the Court and any court of appeal. No Settling Party shall have any obligation whatsoever to proceed under any terms other than substantially in the form provided and agreed to herein; provided, however, that no order of the Court concerning any Fee and Expense Application or Distribution Plan, or any modification or reversal on appeal of such order, shall constitute grounds for cancellation or termination of this Settlement Agreement by any Settling Party. Without limiting the foregoing, NEC TOKIN shall have, in its sole and absolute discretion, the option to terminate the Settlement in its entirety in the event that the Judgment, upon becoming Final, does not provide for the dismissal with prejudice of all of the Actions against them. 42. Termination. Unless otherwise ordered by the Court, in the event that the Effective Date does not occur or this Settlement Agreement should terminate, or be cancelled or otherwise fail to become effective for any reason, including, without limitation, in the event that NEC TOKIN elects to terminate this Settlement Agreement pursuant to ¶39(b), the Settlement as described herein is not finally approved by the Court, or the Judgment is reversed or vacated following any appeal taken therefrom, then:

Settlement Agreement; Case No. 3:14-cv-03264-JD 25 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 LAW OFFICES COTCHETT, PITRE & MCCARTHY, LLP (a) within fifteen (15) business days after written notification of such event is sent by counsel for NEC TOKIN to the Escrow Agent, the Gross Settlement Fund excluding only Notice and Administrative Costs that have either been properly disbursed or are due and owing, Taxes and Tax Expenses that have been paid or that have accrued and will be payable at some later date, and attorneys’ fees and costs that have been disbursed pursuant to Court order will be refunded, reimbursed and repaid by the Escrow Agent to NEC TOKIN; if said amount or any portion thereof is not returned within such fifteen (15) day period, then interest shall accrue thereon at the rate of ten percent (10%) per annum until the date that said amount is returned; (b) within thirty (30) business days after written notification of such event is sent by Counsel for NEC TOKIN to Class Counsel, all attorneys’ fees and costs which have been disbursed to class counsel pursuant to Court order shall be refunded, reimbursed and repaid by Class Counsel to NEC TOKIN; (c) the Escrow Agent or its designee shall apply for any tax refund owed to the Gross Settlement Fund and pay the proceeds to NEC TOKIN, after deduction of any fees or expenses reasonably incurred in connection with such application(s) for refund, pursuant to such written request; (d) the Settling Parties shall be restored to their respective positions in the Actions as of the Execution Date, with all of their respective claims and defenses, preserved as they existed on that date; (e) the terms and provisions of this Settlement Agreement, with the exception of ¶¶43-45 (which shall continue in full force and effect), shall be null and void and shall have no further force or effect with respect to the Settling Parties, and neither the existence nor the terms of this Settlement Agreement (nor any negotiations preceding this Settlement Agreement nor any acts performed pursuant to, or in furtherance of, this Settlement Agreement) shall be used in the Actions or in any other action or proceeding for any purpose (other than to enforce the terms remaining in effect); and

Settlement Agreement; Case No. 3:14-cv-03264-JD 26 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 LAW OFFICES COTCHETT, PITRE & MCCARTHY, LLP (f) any judgment or order entered by the Court in accordance with the terms of this Settlement Agreement shall be treated as vacated, nunc pro tunc. I. No Admission of Liability 43. Final and Complete Resolution. The Settling Parties intend the Settlement as described herein to be a final and complete resolution of all disputes between them with respect to the Actions and Released Claims and to compromise claims that are contested, and it shall not be deemed an admission by any Settling Party as to the merits of any claim or defense or any allegation made in the Actions. 44. Federal Rule of Evidence 408. The Settling Parties agree that this Settlement Agreement, its terms and the negotiations surrounding this Settlement Agreement shall be governed by Federal Rule of Evidence 408 and shall not be admissible or offered or received into evidence in any suit, action or other proceeding, except upon the written agreement of the Settling Parties hereto, pursuant to an order of a court of competent jurisdiction, or as shall be necessary to give effect to, declare or enforce the rights of the Settling Parties with respect to any provision of this Settlement Agreement. 45. Use of Agreement as Evidence. Neither this Settlement Agreement nor the Settlement, nor any act performed or document executed pursuant to or in furtherance of this Settlement Agreement or the Settlement: (a) is or may be deemed to be or may be used as an admission of, or evidence of, the validity of any Released Claims, of any allegation made in the Actions, or of any wrongdoing or liability of NEC TOKIN; or (b) is or may be deemed to be or may be used as an admission of, or evidence of, any liability, fault or omission of the Releasees in any civil, criminal or administrative proceeding in any court, administrative agency or other tribunal. Neither this Settlement Agreement nor the Settlement, nor any act performed or document executed pursuant to or in furtherance of this Settlement Agreement or the Settlement shall be admissible in any proceeding for any purpose, except to enforce the terms of the Settlement, and except that the Releasees may file this Settlement Agreement and/or the Judgment in any action for any purpose,

Settlement Agreement; Case No. 3:14-cv-03264-JD 27 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 LAW OFFICES COTCHETT, PITRE & MCCARTHY, LLP including, but not limited to, in order to support a defense or counterclaim based on principles of res judicata, collateral estoppel, release, good faith settlement, judgment bar or reduction or any other theory of claim preclusion or issue preclusion or similar defense or counterclaim. The limitations described in this paragraph apply whether or not the Court enters the Preliminary Approval Order, the Final Approval Order or the Judgment. J. Miscellaneous Provisions 46. Voluntary Settlement. The Settling Parties agree that the Settlement Amount and the other terms of the Settlement as described herein were negotiated in good faith by the Settling Parties, and reflect a settlement that was reached voluntarily and after consultation with competent legal counsel. 47. Consent to Jurisdiction. NEC TOKIN and each Class Member hereby irrevocably submit to the exclusive jurisdiction of the Court only for the specific purpose of any suit, action, proceeding or dispute arising out of or relating to this Settlement Agreement or the applicability of this Settlement Agreement. Solely for purposes of such suit, action or proceeding, to the fullest extent that they may effectively do so under applicable law, NEC TOKIN and the Class Members irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim or objection that they are not subject to the jurisdiction of the Court or that the Court is in any way an improper venue or an inconvenient forum. Nothing herein shall be construed as a submission to jurisdiction for any purpose other than any suit, action, proceeding or dispute arising out of or relating to this Settlement Agreement or the applicability of this Settlement Agreement. 48. Resolution of Disputes; Retention of Exclusive Jurisdiction. Subject to ¶36, supra, and the Confidential Termination Agreement referenced in Paragraph 39(b) of this Settlement Agreement, the Court shall retain exclusive jurisdiction over the implementation and enforcement of this Settlement Agreement. 49. Binding Effect. This Settlement Agreement shall be binding upon, and inure to the benefit of, the successors and assigns of the parties hereto. Without limiting the generality of the

Settlement Agreement; Case No. 3:14-cv-03264-JD 28 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 LAW OFFICES COTCHETT, PITRE & MCCARTHY, LLP foregoing, each and every covenant and agreement herein by Indirect Purchaser Plaintiffs and Class Counsel shall be binding upon all Class Members. 50. Authorization to Enter Settlement Agreement. The undersigned representatives of NEC TOKIN represent that they are fully authorized to enter into and to execute this Settlement Agreement on behalf of NEC TOKIN. Class Counsel, on behalf of Indirect Purchaser Plaintiffs and the Classes, represent that they are, subject to Court approval, expressly authorized to take all action required or permitted to be taken by or on behalf of the Indirect Purchaser Plaintiffs and the Classes pursuant to this Settlement Agreement to effectuate its terms and to enter into and execute this Settlement Agreement and any modifications or amendments to this Settlement Agreement on behalf of the Classes that they deem appropriate. 51. Notices. All notices under this Settlement Agreement shall be in writing. Each such notice shall be given either by (a) e-mail; (b) hand delivery; (c) registered or certified mail, return receipt requested, postage pre-paid; (d) Federal Express or similar overnight courier; or (e) facsimile and first class mail, postage pre-paid and, if directed to any Class Member, shall be addressed to Class Counsel at their addresses set forth below, and if directed to NEC TOKIN, shall be addressed to their attorneys at the addresses set forth below or such other addresses as Class Counsel or NEC TOKIN may designate, from time to time, by giving notice to all parties hereto in the manner described in this paragraph. If directed to the Indirect Purchaser Plaintiffs, address notice to: COTCHETT, PITRE & MCCARTHY Steven N. Williams (swilliams@cpmlegal.com) San Francisco Airport Office Center 840 Malcolm Road, Suite 200 Burlingame, CA 94010 Telephone: 650-697-6000 Facsimile: 650-697-0577

Settlement Agreement; Case No. 3:14-cv-03264-JD 29 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 LAW OFFICES COTCHETT, PITRE & MCCARTHY, LLP If directed to NEC TOKIN, address notice to: GIBSON, DUNN & CRUTCHER LLP George A. Nicoud III (tnicoud@gibsondunn.com) 555 Mission Street San Francisco, CA 94105 Telephone:415-393-8200 Facsimile: 415-393-8306 52. Headings. The headings used in this Settlement Agreement are intended for the convenience of the reader only and shall not affect the meaning or interpretation of this Settlement Agreement. 53. No Party Deemed to Be the Drafter. None of the parties hereto shall be deemed to be the drafter of this Settlement Agreement or any provision hereof for the purpose of any statute, case law or rule of interpretation or construction that would or might cause any provision to be construed against the drafter hereof. 54. Choice of Law. This Settlement Agreement shall be considered to have been negotiated, executed and delivered, and to be wholly performed, in the State of California, and the rights and obligations of the parties to this Settlement Agreement shall be construed and enforced in accordance with, and governed by, the internal, substantive laws of the State of California without giving effect to that State’s choice of law principles. 55. Amendment; Waiver. This Settlement Agreement shall not be modified in any respect except by a writing executed by all the parties hereto, and the waiver of any rights conferred hereunder shall be effective only if made by written instrument of the waiving party. The waiver by any party of any breach of this Settlement Agreement shall not be deemed or construed as a waiver of any other breach, whether prior, subsequent or contemporaneous, of this Settlement Agreement.

Settlement Agreement; Case No. 3:14-cv-03264-JD 30 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 LAW OFFICES COTCHETT, PITRE & MCCARTHY, LLP 56. Execution in Counterparts. This Settlement Agreement may be executed in one or more counterparts. All executed counterparts and each of them shall be deemed to be one and the same instrument. Counsel for the parties to this Settlement Agreement shall exchange among themselves original signed counterparts and a complete set of executed counterparts shall be filed with the Court. 57. Notification of State Officials. NEC TOKIN shall be responsible for providing all notices required by the Class Action Fairness Act to be provided to state attorneys general or to the United States of America. 58. Entire Agreement. This Settlement Agreement and the Confidential Termination Agreement referenced in Paragraph 39(b) of this Settlement Agreement constitute the entire agreement between the Settling Parties and no representations, warranties or inducements have been made to any party concerning this Settlement Agreement and the Confidential Termination Agreement other than the representations, warranties and covenants contained and memorialized in them. It is understood by the Settling Parties that, except for the matters expressly represented in them, the facts or law with respect to which this Settlement Agreement and the Confidential Termination Agreement are entered into may turn out to be other than or different from the facts now known to each party or believed by such party to be true; each party therefore expressly assumes the risk of the facts or law turning out to be so different, and agrees that this Settlement Agreement and the Confidential Termination Agreement shall be in all respects effective and not subject to termination by reason of any such different facts or law. 59. Except as otherwise provided herein, each party shall bear its own costs and attorneys’ fees. IN WITNESS WHEREOF, the parties hereto, through their fully authorized representatives, have executed this Settlement Agreement as of the date first herein above written.